UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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TURTLE BEACH CORPORATION
(Name of Registrant as Specified in Its Charter)

THE DONERAIL GROUP LP

the donerail master fund lp

William wyatt

harbert donerail fund gp llc

donerail group gp llc

HARBERT FUND ADVISORS, Inc.

HARBERt management corporation

scw capital, lp

scw capital qp, lp

scw capital management, lp

trinity investment group, llc

robert cathey

terry jimenez

kimberly kreuzberger

katherine l. scherping

brian stech

michelle d. wilson

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The Donerail Group, LP, a Delaware limited partnership (“Donerail”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of six highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”).

Item 1: On April 6, 2022, Donerail issued the following press release and open letter to shareholders of the Company:

The Donerail Group Takes Further Steps to Bring Value to Turtle Beach

Encouraged by the Enthusiasm for Change Conveyed to Donerail by Fellow Shareholders

Excited to Share Comprehensive Value Creation Plan with all Shareholders Before the June Annual Meeting

Reminds Shareholders to Take Any Steps That May Be Necessary Ahead of Anticipated April 8th Record Date to Ensure Their Shares Are Able to Be Voted

LOS ANGELES--(BUSINESS WIRE)— The Donerail Group LP (together with its affiliates, “Donerail,” “we” or “us”), which is one of the largest shareholders of Turtle Beach Corporation (NASDAQ: HEAR) (“Turtle Beach” or the “Company”) and, together with the other participants in its solicitation, beneficially owns approximately 8.5% of the outstanding shares of Turtle Beach, today issued the below letter to shareholders:

***

Dear Fellow Shareholders,

Since nominating an experienced, diverse, and accomplished full slate of six independent director candidates for election to the Company’s Board of Directors (the “Board”) at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”), we have been overwhelmed by the enthusiastic response we have received from shareholders indicating their desire for change.

Since Juergen Stark became the public company CEO of Turtle Beach, shares have underperformed the industry peer set by over 150%, EBITDA margins have been cut in half and growth has slowed to a halt.1 All the while, we have lost faith in the ability and desire of the Board to hold management accountable for the Company’s stark underperformance and ensure the best interests of the Company’s shareholders are paramount.

Over the past year Donerail has been working diligently on a better operating plan for Turtle Beach that we believe will quickly improve profit margins, return credibility to the Board, right size the Company’s capital allocation policies, invigorate growth and fully reset the path forward.

1 Per Bloomberg. Proxy peer group includes 2020 Peer Group companies listed in Company’s 2021 proxy statement that were public when Parametric Sound completed its merger with Turtle Beach. HEAR 14-A dated 10-Dec-2013, Wedbush Investor Conference.

While we look forward to beginning our work unlocking value on behalf of all shareholders, the Company seems steadfast on whitewashing its past errors, and continues to focus on misrepresenting the past engagement between us and the Board. Shareholders that we have heard from have had enough. We believe the current Board needs a reset.

The opportunity is clear. The team is set. The time is now.

Shareholders will have an opportunity to have their voices heard at the Annual Meeting coming up in June. We anticipate that the record date for the Annual Meeting is this Friday, April 8th. We encourage shareholders to take whatever steps may be needed with their custodial banks and brokerage firms to ensure that they have the ability to vote their shares at the upcoming Annual Meeting. Turtle Beach shareholders should pay particular attention to any shares presently held in swap arrangements or in margin accounts. Donerail reminds shareholders that any shares held in margin accounts that may be loaned by a broker will need to be moved into a cash account in advance of the anticipated April 8th record date if shareholders want to vote their shares.

As always, we are standing by to answer any questions, comments, or to hear your own suggestions on how to maximize value for all Turtle Beach shareholders. Please visit www.ResetTurtleBeach.com to learn more about the need for change at Turtle Beach.

About Donerail

The Donerail Group LP is a Los Angeles-based investment adviser that employs a value-oriented investment lens focusing on special situations and event driven investments.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Donerail Group, LP, a Delaware limited partnership (“Donerail Group”), together with the other participants named herein (collectively, “Donerail”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”).

DONERAIL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Donerail Group, Donerail Master Fund LP, a Cayman Islands exempted limited partnership (the “Donerail Master Fund”) the Harbert Donerail Fund GP LLC, a Delaware limited liability company (“Donerail Master GP”), the Donerail Group GP LLC, a Delaware limited liability company (“Donerail Group GP”), Harbert Fund Advisors, Inc., an Alabama corporation (“HFA”), Harbert Management Corporation, an Alabama corporation (“HMC”), William Wyatt, SCW Capital, LP, a Texas limited partnership (“SCW Capital”), SCW Capital QP, LP, a Texas limited partnership (“SCW QP”), SCW Capital Management, LP, a Texas limited partnership (“SCW Management”), Trinity Investment Group, LLC, a Delaware limited liability company (“Trinity”), Robert Cathey, Terry Jimenez, Kimberly Kreuzberger, Katherine L. Scherping, Brian Stech and Michelle D. Wilson.

As of the date hereof, Donerail Master Fund directly beneficially owns 860,816 shares of Common Stock, par value $0.001 per share (the “Common Stock”), including 275,000 shares of Common Stock underlying call options currently exercisable. As the general partner of Donerail Master Fund, Donerail Master GP may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the investment manager of Donerail Master Fund, Donerail Group may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the general partner of Donerail Group, Donerail Group GP may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As a “filing adviser” with supervisory control of Donerail Group, HFA may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the parent of HFA and managing member of each of Donerail Group GP and Donerail Master GP, HMC may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the Managing Partner of Donerail Group, which serves as the investment manager of Donerail Master Fund, Mr. Wyatt may be deemed to beneficially own the 860,816 shares of Common Stock owned directly by Donerail Master Fund. As of the date hereof, SCW Capital directly beneficially owns 348,324 shares of Common Stock. As of the date hereof, SCW QP directly beneficially owns 159,081 shares of Common Stock. As the investment manager to each of SCW Capital and SCW QP, SCW Management may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As the general partner of each of the SCW Funds and SCW Management, Trinity may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As of the date hereof, Mr. Cathey directly beneficially owns 6,000 shares of Common Stock. In addition, as the Principal of SCW Management and a Managing Member of Trinity, Mr. Cathey may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As of the date hereof, Messrs. Jimenez and Stech and Messes. Kreuzberger, Scherping and Wilson do not own beneficially or of record any securities of the Company.

For Media Contacts:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: On April 6, 2022, Donerail uploaded the following materials to https://resetturtlebeach.com: